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                                                                    EXHIBIT 3.35

             [Restated electronically for SEC filing purposes only]

                            ARTICLES OF INCORPORATION

                                       OF

                          ABBOTT REALTY SERVICES, INC.


                                ARTICLE I - NAME
          The name of this corporation is ABBOTT REALTY SERVICES, INC.

                              ARTICLE II - DURATION

         This corporation shall have perpetual existence beginning on May 31, 1977.
                              ARTICLE III - PURPOSE

         This corporation is organized for the purpose of realty sales and transacting any or all lawful business for which corporations may be incorporated.

                           ARTICLE IV - CAPITAL STOCK

         This corporation is authorized to issue 1,000 shares of ONE DOLLAR ($1.00) par value common stock.

                            ARTICLE V - VOTING RIGHTS

         Except as otherwise provided by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding common shares.

                         ARTICLE VI - PRE-EMPTIVE RIGHTS

         Every shareholder, upon the sale for each of any new stock of this corporation of the same kind as that which he already holds, shall have the right to purchase his pro rata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.


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                ARTICLE VII - INITIAL REGISTERED OFFICE AND AGENT

         The street address of the initial registered office of this corporation is, 203 Beachview Drive, Fort Walton Beach, Florida 32548; and the name of the initial registered agent of this corporation is STEPHEN J. ABBOTT, whose address is 203 Beachview Drive, Florida 32548.

                    ARTICLE VIII - INITIAL BOARD OF DIRECTORS

         This corporation shall have one director. The number of directors may be changed from time to time by the by-laws. The name and address of the initial director is:
                             STEPHEN J. ABBOTT
                             203 Beachview Drive
                             Fort Walton Beach, Florida  32548.


                              ARTICLE IX - OFFICERS

         The officers of this corporation shall be as follows:

                  President   )   STEPHEN J. ABBOTT
                  and         )   203 Beachview Drive
                  Treasurer   )   Fort Walton Beach, Florida 32548

                  Secretary   :   CYNTHIA L. ABBOTT
                                  203 Beachview Drive
                                  Fort Walton Beach, Florida  32548.

                            ARTICLE X - INCORPORATOR

         The name and address of the person signing these Articles is:

                             STEPHEN J. ABBOTT
                             203 Beachview Drive
                             Fort Walton Beach, Florida  32548.

                           ARTICLE XI - INITIAL ISSUE

         Shares of capital stock of this corporation shall be issued initially to the following person and in the amount set opposite the name:

                           STEPHEN J. ABBOTT         500 shares.


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         IN WITNESS WHEREOF, the undersigned subscriber has executed these
Articles of Incorporation, this 20th day of May, A.D. 1977.

                                          /s/ Stephen J. Abbott
                                          ---------------------
                                          STEPHEN J. ABBOTT, Subscriber
































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